EXHIBIT 99.1:

For Immediate Release:	Contacts:	Julie S. Ryland
Wednesday, January 24, 2007		205.326.8421

Oil & Gas Business Drives Energen’s Record Earnings in 2006

Energen Reaffirms 2007 Guidance

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) today announced that its oil and gas acquisition and development business again led the diversified energy company in 2006 in realizing its fifth consecutive year of record earnings.

Summary of Key Developments:

•	Energen’s 2006 earnings increased 59 percent to $3.73 per diluted share.

•	Energen Resources Corporation, the Company’s oil and gas subsidiary, reported record production of 95.6 billion cubic feet equivalent (Bcfe).

•	Energen Resources realized higher average revenues per unit of production on the strength of its excellent hedge position.

•	Energen Resources recognized a net gain of 47 cents per diluted share from the October sale of one-half interest in its Alabama shale lease position to Chesapeake Energy Corporation.

•	During 2006, Energen repurchased 2.2 million shares of Company stock.

•	The diversified energy company’s fourth quarter earnings increased 68 percent to $1.31 per diluted share.

•	Oil, gas and natural gas liquids (NGL) production increased 5 percent to 24 Bcfe.

•	A decline in average natural gas revenues per unit of production was offset by increases in average revenues per unit of oil and NGL production and a reduction in price-driven production taxes.

•	Energen Resources recognized a net gain of 47 cents per diluted share from the October sale of one-half interest in its Alabama shale lease position to Chesapeake Energy Company.

•	Energen reaffirmed its 2007 earnings guidance range of $3.80 to $4.20 per diluted share.

•	Adjustments to previously disclosed assumptions included updated DD&A rate based on lower year-end commodity prices used to establish 2006 year-end proved reserves.

•	Even when 2007 strip prices fell to $7 per thousand cubic feet equivalent (Mcfe) for gas and $55 per barrel for oil, Energen’s estimated 2007 earnings still fell within the Company’s earnings guidance range.

Management Comments

“A company’s results can be measured in many ways, and I’m very pleased that in 2006 Energen achieved tremendous success by almost any yardstick,” said Mike Warren, Energen’s chairman and chief executive officer.

“Energen’s fifth consecutive year of record earnings translated into significant success for our shareholders, as Energen’s common stock generated a total shareholder return in 2006 of more than 30 percent,” Warren said. “Energen Resources’ production of 95.6 Bcfe of natural gas, oil and natural gas liquids was a new record for us; at the same time, our oil and gas development activities resulted in proved reserve additions that more than replaced this record production.

“Meanwhile, our hedging strategy continued to minimize the earnings impact of commodity price volatility and contributed to a 22 percent increase over last year in average revenues per unit of production. The sale of one-half interest in Energen Resources’ Alabama shale lease position to Chesapeake not only generated a sizable net gain for our Company but also positioned Energen Resources to pursue the exploration of Alabama shales with Chesapeake in a way that significantly minimizes our risk while leaving plenty of upside potential,” Warren added.

“During 2006, Energen Resources announced its significant inventory of probable and possible reserves that we believe will help generate organic production growth in 2008 and 2009. Energen Resources also acquired Dominion Resources’ interest in attractive properties in the San Juan Basin where we have existing operations in the over-pressured Fruitland Coal.

“As we identified opportunities and began to make capital allocation decisions for Energen’s growing cash flows over our five-year planning horizon, the Company’s Board of Directors gave us the ability to include stock buyback as one of those options by increasing the number of shares available for repurchase to just over 11 million. To date, we have repurchased approximately 2.2 million shares at an average price of $39.08 per share.”

With respect to 2007, Energen President James McManus said: “There is some uncertainty in the commodity markets right now given high domestic inventories of natural gas and oil and a generally warmer-than-normal winter weather. At Energen, we continue to see mid- and long-term supply-and-demand fundamentals in place that support renewed strengthening of natural gas and oil prices.

“In spite of the recent commodity price volatility,” McManus said, “we are maintaining the underlying price assumptions for our unhedged volumes in our 2007 earnings guidance at $8 per Mcf for gas and $60 per barrel for oil.

“We have adjusted our DD&A numbers for 2007 to reflect the relatively low commodity prices at the end of December. The year-end 2006 prices resulted in a slight downward year-end reserve revision and increased our estimated DD&A rate for 2007 from $1.08 per Mcfe to $1.12 per Mcfe.

“All in all, we believe we are well-positioned for continued earnings growth in 2007.

“As we have discussed previously, Energen Resources continues to pursue additions to its acreage position in Alabama shales,” McManus said. “At the end of last week, our net lease position was just over 126,000 acres. We continue to be excited by the shale potential we see in Alabama and plan to continue our leasing activities.”

2006 Results

For the 12 months ending December 31, 2006, Energen’s net income totaled $273.6 million, or $3.73 per diluted share. Energen’s 2006 earnings surpassed the record earnings previously set in 2005 of $173 million, or $2.35 per diluted share.

The year-to-year increase in diluted earnings per share (EPS) of 59 percent was due largely to three factors:

1)	Energen Resources’ attractive hedge position contributed to a 22 percent increase in average revenues per unit of production.
2)	Energen Resources’ sale of one-half interest in its acreage position in Alabama shales resulted in a gain of 47 cents per diluted share.
3)	Energen Resources’ production increased 5 percent to 95.6 Bcfe.

Energen Resources Corporation

Energen Resources’ 2006 net income totaled $237.6 million and compared with net income of $135.3 million in 2005. Income from discontinued operations in both periods was immaterial.

Average Revenues Per Unit of Production, 2006 vs 2005

Commodity	2006 Revenues	2005 Revenues	% Change
Natural Gas	$6.96/Mcf	$5.99/Mcf	16%
Oil	$49.79/barrel	$35.18/barrel	42%
NGL	$0.66/gallon	$0.55/gallon	20%

Production, 2006 vs 2005
Commodity	2006 Production	2005 Production	% Change
Natural Gas	62.8 Bcf	61.0 Bcf	3%
Oil	3,644.7 MBbl	3,315.8 MBbl	10%
NGL	76.3 MMgal	70.5 MMgal	8%

Per-unit LOE in 2006 totaled $1.93 per Mcfe. This 12 percent increase year-to-year largely was due to a general rise in field service costs, increased repairs and work-over expenses, and the December 2005 acquisition of Permian Basin properties; these increases were partially offset by lower production taxes.

DD&A expense in 2006 increased 4 percent per unit to $1 per Mcfe largely due to the December 2005 acquisition of Permian Basin oil properties.

Alabama Gas Corporation

Alagasco’s 2006 net income of $37.3 million approximated 2005 net income of $37 million.

Fourth Quarter Results

For the three months ending December 31, 2006, Energen’s net income totaled $95.1 million, or $1.31 per diluted share. In 2005, consolidated net income totaled $57.3 million, or 78 cents per diluted share and included a non-cash gain of $11.4 million, or 15 cents per diluted share, associated with the reversal of previously recognized, non-cash mark-to-market losses on open hedge contracts at September 30, 2005. Income from discontinued operations in both periods was immaterial.

Energen Resources

Energen Resources’ net income totaled $87.6 million in the fourth quarter of 2006 and compared with $51.3 million in the same period last year.

The increase in fourth quarter net income was due largely to the following factors:

•	Oil, gas and NGL production increased 5 percent to 24 Bcfe.

•	A decline in average natural gas revenues per unit of production was offset by increases in average revenues per unit of oil and NGL production and a reduction in price-driven production taxes.

•	Energen Resources recognized a net gain of $34.5 million, or 47 cents per diluted share, from the October sale of one-half interest in its Alabama shale lease position to Chesapeake Energy Company.

•	Energen Resources recognized a net gain of $6.7 million, or 9 cents per diluted share, from the sale of its Enron bankruptcy settlement claim.

Revenues per unit of production for Energen Resources’ aggregate natural gas, oil and NGL production decreased 3.5 percent over the same period last year.

Average Revenues Per Unit of Production, 4th Quarter, 2006 vs 2005

Commodity	4Q 2006 Revenues	4Q 2005 Revenues	% Change
Natural Gas	$6.75/Mcf	$7.81/Mcf	(14)%
Oil	$49.89/barrel	$39.43/barrel	27%
NGL	$0.63/gallon	$0.55/gallon	15%

Total fourth quarter 2006 production increased 5 percent to 24 Bcfe.

Production, 4th Quarter, 2006 vs 2005
Commodity	4Q 2006 Production	4Q 2005 Production	% Change
Natural Gas	15.8 Bcf	15.2 Bcf	4%
Oil	908.3 MBbl	836.1 MBbl	9%
NGL	19.3 MMgal.	18.1 MMgal.	7%

Per-unit LOE in the fourth quarter of 2006 decreased 6 percent to $1.88 per Mcfe. Lower per-unit production taxes more than offset a general rise in field service costs, increased repairs and work-over expenses, and the December 2005 property acquisition.

Per-unit DD&A expense in the fourth quarter of 2006 increased 11 percent to $1.07 per Mcfe primarily due to the impact on reserves of lower commodity prices at year-end relative to the same time last year.

Alabama Gas Corporation

Alagasco’s natural gas distribution operations reported net income of $8.1 million in the fourth quarter of 2006 as compared with $5.7 million in the same period a year ago; this increase primarily reflects timing of Alagasco’s rate-setting mechanism.

2007 Earnings Guidance Affirmed

Energen reaffirmed its 2007 earnings guidance range of $3.80 to $4.20 per diluted share. Adjustments to previously disclosed assumptions included updated DD&A rates based on lower year-end 2006 commodity prices.

Key assumptions in Energen’s 2007 budget are:

•	Existing hedge position covering approximately 70 percent of estimated 2007 production
•	Assumed prices for unhedged natural gas, oil and NGL production of $8 per Mcf, $60 per barrel and 78 cents per gallon, respectively
•	Production of 95 Bcfe
•	Capital spending of $334 million, including $274 million by Energen Resources and $60 million by Alagasco
•	An average DD&A rate at Energen Resources of $1.12 per Mcfe
•	Per-unit LOE at Energen Resources, including production taxes, of $2.14 per Mcfe
•	Alagasco’s earning within its allowed range of return on average equity of approximately $300 million
•	Average diluted shares outstanding of 72.4 million

2007 Hedge Position

Energen Resources’ 2007 hedge position by commodity is as follows:

Commodity	Hedge Vols.	Est. 2007 Production	% Hedged	NYMEX-equiv. price
Natural Gas	42.6 Bcf	62.1 Bcf	69%	$8.93 per Mcf
Oil	2.7 MMBbl	3.8 MMBbl	71%	$69.09 per barrel
NGL	44.9 MMgal	71.0 MMgal	63%	$0.93 per gallon

Energen Resources’ 2007 natural gas hedge position by hedge type is as follows:

Hedge Type	Volumes (Bcf)	Assumed Basis	Price/Mcf (NYMEX equiv)
NYMEX Hedges	13.2	—	$9.27
San Juan Basin-specific	26.0	$1.00	$8.67
Permian Basin-specific	0.4	$0.79	$8.02
SNG-Louisiana	3.0	—	$9.72

Energen Resources’ 2007 oil hedge position by hedge type is as follows:

Hedge Type	Volumes (MBbl)	Assumed Differential	Price/Barrel (NYMEX equiv)
NYMEX Hedges	348	—	$75.42
Sour Oil (WTS)	2,368	$4.78	$68.16

Average oil and gas revenues per unit of production for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average NGL revenue per unit of production will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Earnings Sensitivities to Commodity Price Changes

Given Energen Resources’ current hedge position for 2007 and using the price assumptions given above for the Company’s unhedged production, changes in commodity prices are estimated to have the following impact on Energen’s 2007 earnings:

•	Every 10-cent change in the average NYMEX price of gas from $8.00 represents an estimated net income impact of approximately $0.9 million (1.2 cents per diluted share).
•	Every $1.00 change in the average NYMEX price of oil from $60.00 per barrel represents an estimated net income impact of approximately $515,000 (0.7 cents per diluted share).
•	Every 1-cent change in the average price of liquids from $0.78 per gallon represents an estimated net income impact of approximately $105,000 (0.1 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition and development of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 1.7 Tcfe of proved reserves in the San Juan, Permian and Black Warrior basins and in the North Louisiana/East Texas area. More information is available at www.energen.com.